Exhibit 99.1

                         STATEMENT FROM VESTA INSURANCE

    BIRMINGHAM, Ala., Nov. 4 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) has been informed of the presence of "market rumors" regarding the impact of accounting errors that the Company has previously disclosed. In response, the Company released the following statement:

    "Vesta Insurance Group, Inc. announced that its current estimate of the cumulative effect of all prior period accounting errors is a reduction of approximately $10.3 million to stockholders' equity as of June 30, 2004. This amount consists of corrections to be reported in various periods between January 1, 2000 and June 30, 2004. The filing of the Form 10-K for the fiscal year ended December 31, 2004 is dependent on the completion of the 2004 audit and resolution of remaining auditing procedures."

    About Vesta Insurance Group, Inc.
    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

    Additional Information and Where to Find It
    This press release may be deemed to be solicitation material in respect of the election of directors at the 2005 annual meeting. In connection with that meeting, the Company intends to file with the Securities and Exchange Commission
(SEC) a proxy statement regarding the election of directors at the annual meeting. Investors are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the stockholders of the Company seeking their approval of the election of directors. In addition, you may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by the Company free of charge by requesting them in writing from Vesta Insurance Group, Attention: Investor Relations, 3760 River Run Drive, Birmingham, Alabama 35243 or by telephone at 205-970-7000.

    Participants in Solicitation
    The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the annual meeting. Information about the Company's directors and executive officers and their ownership of the Company's common stock was included in the Company's proxy statement for its 2004 annual meeting, which was filed with the SEC on April 29, 2004 and Form 4 Beneficial Ownership reports filed subsequently on behalf of such persons. Additional information about the interests of the Company's participants in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement when it becomes available.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             11/04/2005
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com/
    /Web site:  http://www.vesta.com/